Exhibit 10.5

MERGER AGREEMENT AND PLAN OF REORGANZATION

This MERGER AGREEMENT AND PLAN OF REORGANZATION dated as of December 12, 2012  (the “Agreement”), is entered into by and among, Matter of Time I Co., a Nevada corporation (“MOT”) on the one hand, and Green Automotive Company, a Nevada corporation (“GAC”), on the other hand (collectively, MOT and GAC are referred to  herein as  the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, MOT and GAC desire that MOT merge with and into GAC (the “Merger”), upon the terms and conditions set forth herein and in accordance with the Nevada Revised Statutes (“NRS”), with the result that GAC shall continue as the surviving corporation and the separate existence of MOT shall cease, and

WHEREAS, upon the completion of the Merger, the surviving corporation’s Articles of Incorporation (attached in Schedule 3.01 hereto), will be the Articles of Incorporation of the surviving corporation and will be current and in good standing in the State of Nevada.   The name of the surviving corporation as reincorporated in the State of Nevada shall be Green Automotive Company; and,

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I.

PLAN OF MERGER

Section 1.01

The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), in accordance with this Agreement and the NRS, GAC shall pay the consideration in shares to MOT, MOT shall be merged with and into GAC (the “Merger”), the separate existence of MOT shall cease, and GAC shall continue as the surviving corporation (the “Surviving Corporation”) and the shareholders of MOT shall receive from GAC the consideration for their shares of MOT as set forth in Sections 2.01.

That the Merger is subject to the affirmative vote of the shareholders of the Constituent Corporations approving the merger and the use of the GAC’s Articles of Incorporation and Bylaws as the Articles of Incorporation and Bylaws for the surviving corporation.

Section 1.02

Effect of the Merger.  The Merger shall have the effects set forth in the NRS and shall be treated for federal and state income tax purposes by MOT and GAC as  Statutory Merger pursuant to IRC 368(a)(1)(A) and a transfer by MOT to its Shareholders of such shares received in complete liquidation.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Constituent Corporations shall vest in the Surviving Corporation and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.03

Effective Time of the Merger.  The Merger shall become effective upon the filing with (a) the Secretary of State of the State of Nevada of a properly executed Certificate of Merger (the “Nevada Certificate of Merger”) (as defined in Section 1.05)(the date and time of the last of such filings to be made being the “Effective Time”).

Section 1.04

Charter, Bylaws, Directors and Officers.  The Certificate of Incorporation of GAC, as set out in Schedule 3.01 attached hereto shall, from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by the NRS.  The Bylaws as set out in Schedule 3.01 attached hereto shall, from and after the Effective Time, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by the NRS.  The initial directors and officers of the Surviving Corporation shall be the same as immediately prior to the Effective Time, each to hold their respective positions in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

Section 1.05

The Closing.  The consummation of the Merger and the other transactions contemplated by this agreement (the “Closing”) shall take place at the offices of GAC at 2:00 p.m., local time (or at such other date, time or place as may be agreed at 23 Corporate Place. Suite 150, Newport Beach, California 92660, local time (or at such other date, time or place as may be agreed) provided, that all of the Closing deliveries set forth herein have been satisfied or waived (the “Closing Date”).

Section 1.06

Further Assurances.  On and after the Effective Time, the Shareholders of the Constituent Corporations will from time to time, at the Surviving Corporation's request, promptly execute such instruments and take such other actions as the Surviving Corporation may reasonably request to vest, perform or confirm, of record or otherwise, in the Surviving Corporation, its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of MOT, or otherwise to evidence or implement the transactions contemplated by this Agreement.

Section 1.07

Deliveries at Closing.  The parties have delivered the following items to each other as of the execution of this Agreement:

(a)

Deliveries of GAC.

(i)

Resolutions of the Board of Directors of GAC approving the Merger and the transactions contemplated by this agreement.

(ii)

Consents of the Shareholders approving the Plan and Agreement of Merger if required.

(iii)

Secretary’s Certificate.

(iv)

The Nevada Articles of Merger, duly executed and delivered by GAC.

(b)

Deliveries of MOT.

(i)

Resolutions of the Board of Directors of MOT, approving the Merger and the transactions contemplated by this Agreement.

(ii)

Consents of the shareholders as required for the approval of the Merger and transactions contemplated by the Merger.

(iii)

Secretary’s Certificate.

(iv)

The Nevada Articles of Merger, duly executed and delivered by MOT.

Article II.

CONVERSION AND EXCHANGE OF SHARES.

Section 2.01

Surrender and Exchange of Shares; Payment of Merger Consideration.  At the Effective Time, each outstanding share of common stock $.0001 par value of MOT shall, without further action on the part of any Person, be canceled and converted into and become the right to receive from GAC the “Merger Consideration” as defined below.  At the Effective Time, the Shareholders shall surrender all outstanding certificates, which prior thereto represented MOT Shares, to GAC, and upon such surrender shall receive from GAC one share of GAC common stock in exchange for one share of MOT common stock.

Section 2.02

Number of Shares Outstanding.   Immediately prior to the Merger, there will be issued and outstanding 328,301,468 shares of common stock of MOT and [_________] shares of common stock of MOT.  There will no outstanding options, warrants or preferred stock of MOT at the time of the Merger.   GAC has no outstanding options or warrants, but does have 830,000 shares of its Series A Convertible Preferred Stock outstanding.  Immediately upon completion of the merger and the reincorporation in the state of Nevada, the Post Merger Green Automotive Company will have a total of 328,301,468 common shares issued and outstanding.

Section 2.03

Closing of Stock Transfer Books.  On and after the Effective Time there shall be no transfers on the stock transfer books of MOT of shares of capital stock of MOT that were issued and outstanding immediately prior to the Effective Time.

Article III.

REPRESENTATIONS AND WARRANTIES OF
GAC

GAC represents and warrants to MOT and the MOT Shareholders as follows:

Section 3.01

Organization of GAC.  GAC is a corporation duly organized and validly existing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted and as proposed to be conducted.  GAC is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

Section 3.02

Authorization.  The execution and delivery by GAC and the Shareholders of this Agreement and each of the agreements, documents and instruments to be executed and delivered by them pursuant hereto (collectively, the “GAC Documents”), the performance by GAC of the obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of GAC’s Board of Directors and GAC’s Board of Directors has all necessary power, authority and capacity, as the case may be, with respect thereto.  This Agreement is, and when executed and delivered, each of the GAC Documents will be, valid and binding obligations of GAC, as the case may be, enforceable against GAC, as applicable, in accordance with their respective terms.

Section 3.03

Capitalization; Shares; Title.

(a)

At the Closing Date GAC will have 328,301,468 shares of its common stock outstanding and 830,000 shares of its Series A Preferred Stock outstanding (the “GAC Shares”).  Each of the GAC Shares has been duly authorized, validly issued and is fully paid and non-assessable.  Except for the transactions contemplated by this Agreement and the Series A Preferred Stock, there are no outstanding rights, commitments or agreements of any kind to which GAC is a party or by which GAC is bound relating to any (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating GAC or any

Shareholder to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in GAC or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of GAC to repurchase, redeem or otherwise acquire any capital stock or equity interest of GAC or (iii) voting trusts, proxies or similar agreements to which GAC is a party with respect to the voting of the capital stock of GAC.

(b)

Immediately prior to the Closing Date, each of the Shareholders of GAC shall have good and marketable title to the GAC Shares, free and clear of any mortgage, pledge, lien, charge, security interest, adverse claim within the meaning of Section 8-102(a)(1) of the Uniform Commercial Code, restriction of any kind affecting title or encumbering property, real or personal, tangible or intangible, or encumbrances of any nature whatsoever (collectively, “Liens”).

Section 3.04

No Violations.  Neither the execution and delivery of this Agreement by GAC, nor the consummation by GAC of the transactions contemplated hereby and thereby, as applicable, will: (a) violate, conflict with or result in any breach of any the provision of the Articles of Incorporation or the Bylaws of GAC; (b) subject any Permit (as defined in Section 3.07) to suspension, modification or revocation; (c) violate or conflict with any Laws (as defined in Section 3.07); or (d) result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or give rise to any right of termination, modification, cancellation or acceleration or result in the imposition of any Lien upon any of the assets of GAC under any agreement, contract, note, bond, mortgage, franchise, permit, loan, lease, license, guarantee, understanding, commitment, obligation or other arrangement (written or oral) of any kind to which GAC is a party or by which GAC or any of its properties or assets may be bound.

Section 3.05

Consents.  No consent, permit, license, order, appointment, franchise, certificate, approval or authorization of, or registration, declaration or filing with (i) any foreign, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”), or (ii) any other Person, is required by the Shareholders or  GAC in connection with the execution, delivery and performance of this Agreement and the GAC Documents, including, without limitation, the Merger.

Section 3.06

Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of GAC, threatened, nor are there any inquiries, investigations or reviews pending or, to the knowledge of GAC, threatened, against, relating to or affecting GAC, which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect (as defined in this Section 3.06), nor is GAC subject to any order, rule, writ, judgment, award, injunction or decree of any Governmental Entity or arbitral tribunal  having such Material Adverse Effect.  There are no, and to the knowledge of GAC, there are no  grounds for any, complaints or sanctions against GAC or its management by any clients or customers of GAC.  For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any person, business, corporation, partnership, limited liability company, association joint venture, trust or other entity (each, a “Person”), a material adverse effect on (i) the validity or enforceability of this Agreement (ii) the ability of such Person to perform its obligations under this Agreement or (iii) the business, properties, assets or liabilities, prospects, financial condition or results of operation of such Person, taken as a whole.

Section 3.07

Compliance with Law; Permits.  GAC (i) has complied in all respects with all  laws, common laws, rules, regulations, ordinances, codes, statutes, judgments, injunctions, orders, decrees, permits, policies and other requirements of any Governmental Entity applicable to GAC or its business, or by which any of GAC's properties or assets may be bound (“Laws”); (ii) has all consents, permits, licenses, orders, appointments, franchises, certificates, approvals, authorizations and registrations issued by any Governmental Entity which are necessary for the conduct of the Business (“Permits”), all of which are specified on Schedule 3.07; and (iii) is not in default with respect to any order, rule, writ, judgment, award, injunction or decree of any Governmental Entity or arbitral tribunal, applicable to GAC, its business or any of its assets, properties or operations, except to the extent any such noncompliance, failure to have or default shall not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.08

Financial Statements. Attached hereto as Schedule 3.08 is a true, complete and correct copy of the following financial statements of GAC (collectively, the “Financial Statements”):   the balance sheet of GAC as at September 30, 2012 and December 31, 2011 and 2011, and the related statements of income, changes in stockholders’ equity and cash flow for each of the fiscal periods then ended;

(a)

the Financial Statements have been prepared by GAC in accordance with generally accepted accounting principles (“GAAP”) and are true and correct in all material respects and fairly present the financial condition of GAC as of such dates and the results of operations and cash flows for such periods.

(b)

Undisclosed Liabilities.   There is no liability or obligation of GAC except (i) those that are disclosed, reflected or reserved against in accordance with GAAP on the Financial Statements and (ii) such liabilities or obligations incurred since the date of the financial statements set forth in the immediately preceding clause (i), in the ordinary course of business, consistent with past practice, and which, individually and in the aggregate, do not have a Material Adverse Effect.

Section 3.09

Receivables.  All accounts receivable of GAC have arisen, and as of the Effective Time will have arisen, from bona fide transactions in the ordinary course of the GAC's business consistent with past practice, net of reserves established in the ordinary course of the GAC's business consistent with past practice.

Section 3.10

Inventory.  As reflected on the Financial Statements, the inventories of GAC have been valued at the lower of cost (on the first-in, first-out method) or market in accordance with GAAP, consistently applied, and the value of obsolete materials and materials of below standard quality has been written down in accordance with GAAP, consistently applied.  The inventories of GAC contain no material amount of items not saleable or usable within twelve (12) months from the date thereof at normal profit margins consistent with historical sales practices. GAC is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

Section 3.11

Taxes.  For purposes hereof, “Tax” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg. §1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto, (ii) “Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return, (iii) ”Tax Proceeding” means any audit, examination, review, assessment or reassessment, refund claim, litigation or other administrative judicial proceeding or other similar action by a Tax Authority relating to any Tax for which GAC is (or is asserted to be) or may be liable, the collection, payment, or withholding of any Tax, or any Tax Return filed by or on behalf of GAC, and (iv) ”Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority:

(a)

GAC has (i) duly and timely filed or caused to be filed with each relevant Tax Authority each Tax Return that is required to be filed by or on behalf of GAC or that includes or relates to GAC, its income, sales, assets or business, which Tax Return is true, correct and complete, (ii) duly and timely paid in full, caused to be paid in full, all Taxes due and payable on or prior to the Closing, or (iii) has properly accrued on the books and records of GAC in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which GAC otherwise is or may be liable;

(b)

GAC has not requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed;

(c)

GAC has complied in all respects with all applicable laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities, including, but not limited to, Code Sections 1441, 1442, 1445 and 3402;

(d)

there is no lien for Taxes upon any asset or property of GAC(except for any statutory lien for any Tax not yet due);

(e)

GAC does not have, and is not expected to have, any liability in respect of any Tax as a transferee or successor of any Person (including, but not limited to, any liability arising under Treas. Reg. §1.1502-6), and GAC is not, and never has been, a party to any Tax allocation, Tax indemnification or Tax sharing contract or agreement;

(f)

all Taxes assessed or proposed to be assessed with respect to GAC's income, sales, assets or business, or for which GAC is or may be liable have been paid;

(g)

no Tax Proceeding has ever occurred or is pending, proposed, or threatened with respect to any Tax, the payment, collection or withholding of any Tax or any Tax Return filed by or on behalf of GAC;

(h)

the statute of limitations for any Tax Proceeding or the assessment or collection of any Tax for which GAC is or may be liable or with respect to GAC's income, sales, assets or business has never been extended or waived;

(i)

GAC has never entered into any agreement with any Tax Authority (including, but not limited to, any Closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law relating to any Tax for which GAC is or may be liable or with respect to GAC's income, sales, assets or business;

(j)

GAC is not a party to any contract, agreement or other arrangement that could result, alone or in conjunction with any other contract, agreement or other arrangement, in the payment of any amount that would not be deductible by reason of Code Sections 162, 280G or 404 or any similar provision of applicable law;

(k)

GAC is not, nor has it been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(1)(A)(ii);

(l)

GAC(i) has not adjusted or changed or received any request, demand, or proposal from a Tax Authority to adjust or change any accounting method, (ii) is not required to include in income any adjustment pursuant to Code Section 481(a) (or any similar provision of applicable law) by reason of a change in accounting method, and (iii) has neither deferred any income to a period after the Closing that has economically accrued or is otherwise attributable to a period prior to the Closing nor accelerated any deductions into a period ending on or before the Closing that will or may economically accrue after the Closing;

(m)

there is no power of attorney in effect relating to any Tax for which GAC is or may be liable or with respect to GAC's income, sales, assets or business; and

(n)

no jurisdiction where GAC does not file a Tax Return has asserted threatened to assert any claim that GAC is required to file a Tax Return for such jurisdiction.

Section 3.12

Contracts.  Schedule 3.12 sets forth a complete and accurate list of the following contracts and commitments to which GAC is a party or by which any of its properties are bound, all of which have been provided to MOT:  (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving real or personal property with annual rental payments in excess of $10,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from GAC of more than $10,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with thirty (30) days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits; (h) agreements, contracts or commitments limiting the freedom of GAC to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual; and (i) contracts that are terminable, or under which payments by GAC may be accelerated, upon a change in control of GAC.  GAC has furnished or made available accurate and complete copies of the foregoing contracts and agreements to MOT.  As to each contract and commitment referred to above (i) there exists no breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, default or permit termination, notification or acceleration, on the part of GAC or, to the knowledge of GAC, on the part of any third party which, with or without the giving of notice, lapse of time or the happening of any other event or condition, would have a Material Adverse Effect and (ii) as of the Effective Time, no third party consent, approval or authorization shall be required for the consummation of the transactions contemplated by this Agreement.

Section 3.13

Insurance.  Schedule 3.13 contains a true, complete and correct list of all policies of fire, liability, production, completion bond, errors and omissions, fidelity bonds, workmen's compensation and other forms of insurance owned or held by GAC and true, complete and correct copies of all such policies have previously been delivered to MOT.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  To the knowledge of GAC and the Shareholders, such policies (i) are sufficient for compliance with all material requirements of Law and of all agreements to which GAC is a party, (ii) are valid, outstanding and enforceable policies, (iii) provide insurance coverage for the assets and operations of GAC consistent with the coverage customarily maintained by similarly situated companies, (iv) will remain in full force and effect through the dates set forth in Schedule 3.13 without the payment of additional premiums and (v) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  During the last three years GAC has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

Section 3.14

Intellectual Property.  Schedule 3.14 contains a complete and accurate list of all patents, invention disclosures, trademarks, trade dress, trade names and corporate names, domain names, trade secrets, uniform resource locators (URLs), keywords, logos, assumed names, copyrights, mask works, know-how; all registrations, applications and renewals for any of the foregoing; and other material intellectual property rights (together with the goodwill associated therewith, collectively the “Intellectual Property”), including, without limitation, all contracts, agreements and licenses relating to any of the foregoing, owned by GAC or in which GAC has any rights. GAC is not obligated to pay any royalty or similar fee to any other party in connection with the GAC's use or license of any of the Intellectual Property. The transactions contemplated by this Agreement will not have a Material Adverse Effect on the right, title and interest of GAC as of the Effective Time in and to the Intellectual Property.  GAC has not interfered with, infringed or is infringing on or otherwise come into conflict with any proprietary property belonging to any other person, firm or corporation.  Except as set forth on Schedule 3.14, to the knowledge of GAC, no third party is interfering with, infringing on or otherwise coming into conflict with the Intellectual Property.  Except as set forth on Schedule 3.14, GAC has not received any written notice of material invalidity, interference, infringement or misappropriation from any third party with respect to any of the Intellectual Property. GAC has good title to the Intellectual Property, free and clear of all Liens.

Section 3.15

Personal Property. GAC has good title to all personal property material to the operation of its business, free and clear of all Liens, except for statutory Liens arising in the usual and ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, including but not limited to those items contained in Schedule 3.15.

Section 3.16

Real Property.

(a)

Schedule 3.16 sets forth a description of all interests GAC has in Real Property.  “Real Property” means all interests in real property, including, without limitation, improvements, and fixtures located on such real property, leasehold interests therein and any other interests in real property.

(b)

All oral or written deeds, leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which GAC owns or leases to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the “Leases”), are legal, valid, binding and in full force and effect, and have not been assigned, modified, supplemented or amended.  GAC owns the Real Property necessary to conduct its business.  GAC has made available to MOT true and complete copies of the deed, and all material correspondence related thereto.  To the knowledge of GAC, it owns the Real Property and has good and marketable title to the Real Property, free and clear of all Liens, except for a first mortgage in the approximate amount of $54,000 and for those restrictions which do not impair the current use, occupancy, value or marketability of title, of the Real Property subject thereto.  The mortgage amount assumed by MOT shall be treated as additional consideration paid pursuant to Section 2.01.  GAC and the Shareholders represent that the mortgage to which the property is subject is current and in good standing and that they have not received any notice of default under the terms thereof which has not been previously cured.

Section 3.17

Environmental Matters.

(a)

GAC is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals except to the extent such non-compliance or the absence of any such permit, license, certificate or approval would not be, singly or in the aggregate, reasonably expected to have a Material Adverse Effect.  GAC has not been notified of any pending or threatened action, suit, proceeding or investigation and GAC is not aware of any facts, which (i) call into question, or would reasonably be expected to call into question, compliance by GAC with any Environmental Laws, (ii) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of GAC's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Substances, or (iii) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of GAC to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect.  GAC has not caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Substances, except in material compliance with all applicable Environmental Laws.

(b)

GAC has not received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which suggests that GAC is a potentially responsible party with regard to any release or threatened release of Hazardous Substances.

(c)

GAC has no liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

(d)

For purposes of this Agreement, the term “Environmental Laws” means any federal, state or local statute, common law, ordinance, code, rule, regulation, order, decree, injunction, agreement or permit regulating, relating to, or imposing liability or standards of conduct concerning, human health or the environment, including the emission, discharge or release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2610 et seq.; and the Federal Technical Standards and Corrective Action Requirements for Owners and Operators of Underground Storage Tanks, the Virginia Waste Management Act, Va. Code Sec. 10.1-1400 through 10.1-1457 and the Virginia State Water Control Law, Va. Code Sec. 62.1-44.2 through 62.1-44.34:28.

(e)

For purposes of this Agreement, the term “Hazardous Substances “ means any and all dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of real property to any regulatory actions or claims.  “Hazardous Substances” shall include, without limitation, asbestos, airborne asbestos, polychlorinated biphenyls (PCBs), petroleum products, lead-based paint and urea-formaldehyde.

Section 3.18

Employee Benefits Matters.  Neither GAC, the Shareholders, nor any other company or entity which together with GAC constitute a member of a “controlled group” (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA, and/or Sections 414(b), (c), (m) or (o) of the Code (hereinafter referred to collectively as the “Group”)), has at any time adopted, maintained, or has any present or future obligation to contribute to or make payment under, any employee pension benefit, employee welfare benefit, pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance (including, without limitation, arrangements providing for benefits in the event of a change of ownership in whole or in part of GAC), disability, hospitalization, medical insurance, relocation, child care, educational assistance or other employee benefit plan as defined in Section 3(3) of ERISA or any program or other fringe benefit, or any employment, consulting, service or other contract of any kind whatsoever.  No member of the Group is or has been within the last five years obligated to contribute to any employee pension benefit plan subject to Title IV of ERISA (other than a multi-employer plan).  No member of the Group currently has or has had, within the immediately preceding six (6) years, any obligation to contribute to any multiemployer plan as defined in Section 4001(a)(3) of ERISA or any employee benefit plan subject to Sections 4063 or 4064 of ERISA.  No member of the Group has completely or partially withdrawn from any multiemployer plan.  GAC has no obligation to or on behalf of any retired or former employee with regard to any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare plan as defined in Section 3(1) of ERISA maintained by GAC, other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

Section 3.19

Employment Matters.  Schedule 3.19 sets forth a true and correct list of the name and total annual compensation of each director, officer, employee, sales representative, consultant and agent of GAC, along with the date such person was hired or retained by GAC, (b) a description of the terms of services and benefits applicable to such parties, and (c) any payments or commitments (whether formal or informal) to pay any severance or termination pay to any such persons or to any other person.  Except as set forth on Schedule 3.19, GAC is not a party to any agreement, contract or other understanding, whether oral or written, with any union or other labor organization or other representative of its employees.  Except as set forth on Schedule 3.19, there is no pending, threatened or noticed litigation, administrative action or complaint (whether from state, federal or local government or from any other person, group, or entity) relating to compliance with Title III of the Americans with Disabilities Act.  Except as set forth on Schedule 3.19, GAC is in compliance in all respects with all applicable laws, policies, procedures and agreements, whether oral or written, relating to (i) any employment, (ii) the terms and conditions of employment and (iii) the proper withholding and remission to the proper Governmental Entity of all sums required to be withheld from employees or persons deemed to be employees under applicable Tax laws respecting such withholding.  GAC has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof.

Section 3.20

Customers and Suppliers.  Schedule 3.20 sets forth (i) a list of the sales of GAC for the fiscal year ended June 30, 2010, (ii) a list of the ten customers with the highest dollar volume of purchases from GAC during each of those periods indicating the approximate total sales to each of those customers, and (iii) a list of the ten largest suppliers of GAC during each of those periods.  There has not been any adverse change in the business relationship of GAC with any such customer or supplier, and no Shareholder is aware of any threatened loss of any such customer or supplier.

Section 3.21

Product Claims.  No product liability claim is pending, or to the knowledge of the Shareholders threatened, against GAC or against any other party with respect to the products of GAC's business.  Schedule 3.21 lists all service and product liability claims seeking damages in excess of $5,000 asserted against GAC(or in respect of which GAC received notice) with respect to the products of GAC’s business or GAC during the last three (3) years.  Claims not listed on Schedule 3.21 do not aggregate more than $10,000.

Section 3.22

No Material Adverse Change.  Since the date of the 2004 Balance Sheet, there has not been, and no event has occurred or circumstance has existed that may result in, a Material Adverse Effect.

Section 3.23

Bank Accounts.  Set forth in Schedule 3.23 is the name of each bank, safe deposit company or other financial institution in which GAC has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

Section 3.24

Full Disclosure.  No representation or warranty of GAC contained in this Agreement, and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of GAC to MOT or any of its representatives pursuant hereto (including the Schedules hereto), contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein, taken as a whole, not misleading.

Section 3.25

Blank

Section 3.26

Brokers and Finders.  GAC has not employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

Section 3.27

Independent Tax Counsel.  GAC has consulted with their own tax advisor regarding tax consequences associated with entering into this Agreement.

Article IV.

REPRESENTATIONS AND WARRANTIES OF MOT

MOT represents and warrant to the GAC, as follows:

Section 4.01

Organization of MOT. MOT is a corporation duly organized and validly existing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its businesses as now conducted.

Section 4.02

Authorization of MOT.  The execution and delivery by MOT as of this Agreement and of each of the agreements, documents and instruments to be executed and delivered by it pursuant hereto, the performance by MOT, as the case may be, of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of and MOT and MOT have all necessary corporate power and authority with respect thereto.  This Agreement is, and when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by MOT  in connection with this Agreement will be, assuming the due authorization, execution and delivery of each such agreement by all of the other parties thereto, the valid and binding agreement of MOT, enforceable against MOT  in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors, rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

Section 4.03

No Violations.  Neither the execution and delivery of this Agreement and the agreements, documents and instruments to be executed and delivered by MOT in connection herewith, nor the consummation by MOT, as the case may be, of the transactions contemplated hereby and thereby will: (a) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of MOT; (b) subject to compliance with the statutes and regulations referred to in Section 4.04 hereof applicable to MOT, violate or conflict with any Laws applicable to MOT or by which any of their properties or assets may be bound; or (c) result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or give rise to any right of termination, modification, cancellation or acceleration or result in the imposition of any Lien or the creation of any security interest, charge or encumbrance upon any of the assets of MOT under any note, bond, mortgage, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which MOT is a party or by which MOT  or any of their respective properties or assets may be bound; excluding from the foregoing clauses (b) and (c) such violations, conflicts, breaches and defaults which, in the aggregate, would not have a Material Adverse Effect.

Section 4.04

Governmental Consents.  No consent, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by MOT in connection with the execution, delivery and performance of this Agreement and the other agreements, documents and instruments to be executed and delivered by MOT in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby, except as may be required by the Securities and Exchange Commission (the “SEC”).

Section 4.05

Brokers and Finders.  Neither MOT has employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

Section 4.06

SEC Reports and Financial Statements.  Each form, report, schedule, registration statement and definitive proxy statement filed by MOT with the SEC since inception (as such documents have been amended prior to the date hereof, the “MOT SEC Reports”), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder.  None of the MOT SEC Reports, as of the date on which such SEC Report was declared effective pursuant to the Securities Act or the date on which such SEC Report was filed pursuant to the Exchange Act, as applicable, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof.  The consolidated financial statements of MOT and its subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, consistently applied (except, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of MOT and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 4.07

Approvals of MOT.  The Boards of Directors of MOT, as of the date of this Agreement, have determined (i) that the Merger is fair to, and in the best interests of MOT and its respective shareholders, and (ii) to recommend that the MOT, stockholders  approve and adopt this Agreement and approve the Merger.

Section 4.08

Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of MOT, threatened, nor are there any inquiries, investigations or reviews pending or, to the knowledge of MOT, threatened, against, relating to or affecting MOT, which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect, nor is MOT subject to any order, rule, writ, judgment, award, injunction or decree of any Governmental Entity or arbitral tribunal  having such Material Adverse Effect.  There are no, and to the knowledge of MOT, there are no grounds for any, complaints or sanctions against MOT or its management by any clients or customers of MOT.  For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any person, business, corporation, partnership, limited liability company, association joint venture, trust or other entity (each, a “Person”), a material adverse effect on (i) the validity or enforceability of this Agreement (ii) the ability of such Person to perform its obligations under this Agreement or (iii) the business, properties, assets or liabilities, prospects, financial condition or results of operation of such Person, taken as a whole.

Section 4.09

Compliance with Law; Permits. MOT (i) has complied in all respects with all  laws, common laws, rules, regulations, ordinances, codes, statutes, judgments, injunctions, orders, decrees, permits, policies and other requirements of any Governmental Entity applicable to MOT or its business, or by which any of MOT's properties or assets may be bound (“Laws”); (ii) has all consents, permits, licenses, orders, appointments, franchises, certificates, approvals, authorizations and registrations issued by any Governmental Entity which are necessary for the conduct of the Business (“Permits”), all of which are specified on Schedule 4.07; and (iii) is not in default with respect to any order, rule, writ, judgment, award, injunction or decree of any Governmental Entity or arbitral tribunal, applicable to GAC, its business or any of its assets, properties or operations, except to the extent any such noncompliance, failure to have or default shall not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10

Environmental Matters.

(a)

MOT is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals except to the extent such non-compliance or the absence of any such permit, license, certificate or approval would not be, singly or in the aggregate, reasonably expected to have a Material Adverse Effect. MOT has not been notified of any pending or threatened action, suit, proceeding or investigation and MOT is not aware of any facts, which (i) call into question, or would reasonably be expected to call into question, compliance by MOT with any Environmental Laws, (ii) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of MOT's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Substances, or (iii) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of MOT to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. MOT has not caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Substances, except in material compliance with all applicable Environmental Laws.

(b)

MOT has not received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which suggests that MOT is a potentially responsible party with regard to any release or threatened release of Hazardous Substances.

(c)

MOT has no liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

(d)

For purposes of this Agreement, the term “Environmental Laws” means any federal, state or local statute, common law, ordinance, code, rule, regulation, order, decree, injunction, agreement or permit regulating, relating to, or imposing liability or standards of conduct concerning, human health or the environment, including the emission, discharge or release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2610 et seq.; and the Federal Technical Standards and Corrective Action Requirements for Owners and Operators of Underground Storage Tanks, the Virginia Waste Management Act, Va. Code Sec. 10.1-1400 through 10.1-1457 and the Virginia State Water Control Law, Va. Code Sec. 62.1-44.2 through 62.1-44.34:28.

(e)

For purposes of this Agreement, the term “Hazardous Substances “ means any and all dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of real property to any regulatory actions or claims.  “Hazardous Substances” shall include, without limitation, asbestos, airborne asbestos, polychlorinated biphenyls (PCBs), petroleum products, lead-based paint and urea-formaldehyde.

Section 4.11

Taxes.  For purposes hereof, “Tax” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg. §1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto, (ii) “Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return, (iii) ”Tax Proceeding” means any audit, examination, review, assessment or reassessment, refund claim, litigation or other administrative judicial proceeding or other similar action by a Tax Authority relating to any Tax for which MOT is (or is asserted to be) or may be liable, the collection, payment, or withholding of any Tax, or any Tax Return filed by or on behalf of GAC, and (iv) ”Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority:

(a)

  has (i) duly and timely filed or caused to be filed with each relevant Tax Authority each Tax Return that is required to be filed by or on behalf of  MOT or that includes or relates to MOT, its income, sales, assets or business, which Tax Return is true, correct and complete, (ii) duly and timely paid in full, caused to be paid in full, all Taxes due and payable on or prior to the Closing, or (iii) has properly accrued on the books and records of MOT in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which MOT otherwise is or may be liable;

(b)

MOT has not requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed;

(c)

MOT has complied in all respects with all applicable laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities, including, but not limited to, Code Sections 1441, 1442, 1445 and 3402;

(d)

there is no lien for Taxes upon any asset or property of MOT (except for any statutory lien for any Tax not yet due);

(e)

MOT does not have, and is not expected to have, any liability in respect of any Tax as a transferee or successor of any Person (including, but not limited to, any liability arising under Treas. Reg. §1.1502-6), and MOT is not, and never has been, a party to any Tax allocation, Tax indemnification or Tax sharing contract or agreement;

(f)

all Taxes assessed or proposed to be assessed with respect to MOT's income, sales, assets or business, or for which MOT is or may be liable have been paid;

(g)

no Tax Proceeding has ever occurred or is pending, proposed, or threatened with respect to any Tax, the payment, collection or withholding of any Tax or any Tax Return filed by or on behalf of MOT;

(h)

the statute of limitations for any Tax Proceeding or the assessment or collection of any Tax for which MOT is or may be liable or with respect to MOT's income, sales, assets or business has never been extended or waived;

(i)

MOT has never entered into any agreement with any Tax Authority (including, but not limited to, any Closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law relating to any Tax for which MOT is or may be liable or with respect to MOT's income, sales, assets or business;

(j)

MOT is not a party to any contract, agreement or other arrangement that could result, alone or in conjunction with any other contract, agreement or other arrangement, in the payment of any amount that would not be deductible by reason of Code Sections 162, 280G or 404 or any similar provision of applicable law;

(k)

MOT is not, nor has it been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(1)(A)(ii);

(l)

MOT (i) has not adjusted or changed or received any request, demand, or proposal from a Tax Authority to adjust or change any accounting method, (ii) is not required to include in income any adjustment pursuant to Code Section 481(a) (or any similar provision of applicable law) by reason of a change in accounting method, and (iii) has neither deferred any income to a period after the Closing that has economically accrued or is otherwise attributable to a period prior to the Closing nor accelerated any deductions into a period ending on or before the Closing that will or may economically accrue after the Closing;

(m)

there is no power of attorney in effect relating to any Tax for which MOT is or may be liable or with respect to MOT's income, sales, assets or business; and

(n)

no jurisdiction where GAC does not file a Tax Return has asserted threatened to assert any claim that GAC is required to file a Tax Return for such jurisdiction.

Section 4.12

Contracts.  Schedule 4.12 sets forth a complete and accurate list of the following contracts and commitments to which MOT is a party or by which any of its properties are bound, all of which have been provided to MOT:  (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving real or personal property with annual rental payments in excess of $10,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from MOT of more than $10,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with thirty (30) days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits; (h) agreements, contracts or commitments limiting the freedom of MOT to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual; and (i) contracts that are terminable, or under which payments by MOT may be accelerated, upon a change in control of MOT. MOT has furnished or made available accurate and complete copies of the foregoing contracts and agreements to GAC.  As to each contract and commitment referred to above (i) there exists no breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, default or permit termination, notification or acceleration, on the part of MOT or, to the knowledge of MOT, on the part of any third party which, with or without the giving of notice, lapse of time or the happening of any other event or condition, would have a Material Adverse Effect and (ii) as of the Effective Time, no third party consent, approval or authorization shall be required for the consummation of the transactions contemplated by this Agreement.

Article V.

CONDITIONS TO THE CLOSINGS

Section 5.01

Conditions to the Closing.  The sole condition to the Closing shall be the completion of the filing of the Nevada Certificate of Merger as provided in Section 1.03.  If the Certificates of Merger are not accepted for filing, then the parties shall make such non-substantive adjustments as may be required by the Secretary of State of Nevada, as the case may be.  If for any reason the Certificates of Merger are not filed on or prior to December 31, 2012, this Agreement shall terminate and the parties will be restored to their respective rights and obligations prior to the execution of this Agreement.  Notwithstanding the foregoing, if any party breaches this Agreement, such party shall remain liable for such breaches notwithstanding such termination.

Article VI.

MISCELLANEOUS

Section 6.01

Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

Section 6.02

Entire Agreement.  This Agreement (together with the schedules, exhibits and other agreements, documents and instruments delivered pursuant hereto) constitutes the entire agreement among the parties with respect to the subject Matter hereof and supersedes all other prior agreements and understandings both written and oral, among the parties or any of them with respect to the subject Matter hereof.

Section 6.03

Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the parties at their respective addresses set forth herein or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 6.04

Governing Law; Jurisdiction.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Nevada without regard to choice or conflict of laws principles. Each party to this Agreement shall have the right to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement.  In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a court of the United States located in the State of Nevada or a Nevada state court.  It is further agreed that any breaching or defaulting party hereunder shall pay to the other parties hereto such out of pocket costs and expenses, including legal and accounting fees, as are reasonably incurred in pursuit of such parties' remedies hereunder.

Section 6.05

Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.06

Assignment; Binding Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that MOT may assign or delegate either this Agreement or any of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of MOT in which event MOT will remain liable hereunder.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 6.07

Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any individual or entity other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.08

Legal Representation.  The parties acknowledge and agree that (i) they have participated in the negotiation of this Agreement and no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any arbitrator, court or government or judicial authority by reason of such parties having been deemed to have structured or drafted such provisions; (ii) the parties at all times have had access to and utilized attorneys in the negotiation, preparation and execution of this Agreement; and (iii) the parties and their attorneys have had an opportunity to review and analyze this Agreement for sufficient period of time prior to execution and delivery hereof.

Section 6.09

Specific Performance.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement.  In the event that any action should be brought in equity to enforce the provisions of the Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Section 6.10

Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 6.11

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has signed this Agreement or caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

Matter of Time I Co.

Address: 23 Corporate Plaza, Suite 150

Newport Beach, California 92660

By: /s/ Alan M. Rothman

Name: Alan M. Rothman

Title: Secretary

Green Automotive Company

Address: 23 Corporate Plaza, Suite 150

Newport Beach, California 92660

By: /s/ Fred G. Luke

Name: Fred G. Luke

Title: President

Schedule 3.01

Organization of GAC the Post Merger Company

(a)

Article of Incorporation of GAC (attached)

(b)

By-laws of GAC (attached)

Schedule 3.07

Compliance with Law; Permits

PLAN AND AGREEMENT OF MERGER

Issues regarding compliance with Law and Permits can be found at

http://www.otcmarkets.com/stock/GACR/financials

Schedule 3.08

Financial Statements

Financial Statements and Disclosures Statements of GAC for the Two (2) years ended December 31, 2011 and 2010 and the three and nine months ended September 30, 2012 can be found at http://www.otcmarkets.com/stock/GACR/financials

Schedule 3.12

Contracts

Disclosure as to all material GAC Contracts can be found at

http://www.otcmarkets.com/stock/GACR/financials

Schedule 3.13

Insurance

Disclosure as to all material GAC Insurance can be found at

http://www.otcmarkets.com/stock/GACR/financials

Schedule 3.14

Intellectual Property

Disclosure as to all material GAC Intellectual Property can be found at

http://www.otcmarkets.com/stock/GACR/financials

Schedule 3.15

Personal Property

Disclosure as to all material GAC Personal Property can be found at

http://www.otcmarkets.com/stock/GACR/financials

Schedule 3.16

Real Property

Disclosure as to all material GAC Real Property can be found at

http://www.otcmarkets.com/stock/GACR/financials

Schedule 3.19

Employment Matters

Disclosure as to all material GAC Employment Matters can be found at

http://www.otcmarkets.com/stock/GACR/financials,

However:

There are no other agreements related to employment Matters

There is no pending or threatened litigation related to any employment Matter

GAC is in compliance with all applicable laws and regulations related to employment Matters.

Schedule 3.20

Customers, Suppliers

And

Employment Matters

Disclosure as to all material GAC Customers, Suppliers And Employment Matters

Employment Matters can be found at http://www.otcmarkets.com/stock/GACR/financials.

Schedule 3.23

Bank Accounts

Disclosure as to all material GAC Bank Accounts can be found at

http://www.otcmarkets.com/stock/GACR/financials

Exhibit 5.5(a)

Disclosure as to all material GAC Bank Accounts can be found at

http://www.otcmarkets.com/stock/GACR/financials